As filed with the Securities and Exchange Commission on April 28, 2022

Registration No. 333-195509

Registration No. 333-165214

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-195509

POST-EFFECTIVE AMENDMENT NO. 2

FILE NO. 333-165214

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Apple Inc.

(Exact name of Registrant as specified in its charter)

California	94-2404110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Apple Park Way

Cupertino, California 95014

(Address of principal executive offices) (Zip Code)

Apple Inc. 2003 Employee Stock Plan

Apple Inc. 2014 Employee Stock Plan

Apple Inc. 2022 Employee Stock Plan

(Full title of the plan)

Katherine Adams

Senior Vice President, General Counsel and Secretary

Apple Inc.

One Apple Park Way

Cupertino, California 95014

(Name and address of agent for service)

(408) 996-1010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On April 25, 2014, Apple Inc. (the “Company” or “Registrant”) filed a Registration Statement on Form S-8, Registration No. 333-195509 (the “2014 Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register shares of the Registrant’s Common Stock, $0.00001 par value per share (“Common Stock”) reserved for issuance under the Company’s 2014 Employee Stock Plan (as amended and restated as of October 1, 2017, the “2014 Plan”). The 2014 Registration Statement also covered an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the 2014 Plan as a result of one or more adjustments under the 2014 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. Additionally, on October 31, 2019, the Company filed a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-165214 (the “2003 Registration Statement”), to cover the issuance of shares under the Company’s 2003 Employee Stock Plan (the “2003 Plan”) pursuant to the 2014 Plan.

The Board of Directors of the Company previously adopted, subject to shareholder approval, the Company’s 2022 Employee Stock Plan (the “2022 Plan”). The Company’s shareholders approved the 2022 Plan at the Company’s Annual Meeting of Shareholders held on March 4, 2022 (the “Approval Date”). The Company’s grant authority under the 2014 Plan terminates upon registration of shares available under the 2022 Plan on Form S-8. The 2022 Plan, which became effective upon shareholder approval, permits the granting of stock options, stock appreciation rights, stock grants and restricted stock units (“RSUs”). Employees and consultants of the Company and its subsidiaries are eligible to participate in the 2022 Plan.

The number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2022 Plan will equal:

(a)	510 million shares; plus

(b)	the number of shares available for new award grants under the 2014 Plan on the Approval Date; plus

(c)	the number of any shares subject to stock options granted under the 2014 Plan that were outstanding as of the Approval Date which expire or terminate after the Approval Date; plus

(d)

two times the number of shares subject to RSUs or restricted awards granted under the 2014 Plan that were outstanding as of the Approval Date that are forfeited or terminated or with respect to which shares are withheld to satisfy tax withholding obligations after the Approval Date.

The shares described in (b) (to the extent previously registered for issuance under the 2003 Registration Statement or the 2014 Registration Statement), (c) and (d) above are, collectively, the “Prior Plan’s Shares”. The maximum number of shares that may be issued or transferred pursuant to awards under the 2022 Plan as a result of applying the share limit formula described in (a), (b), (c), and (d) above will not exceed 1,274,374,682 shares.

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretations Question 126.43, this Post-Effective Amendment No. 1 to the 2014 Registration Statement and Post-Effective Amendment No. 2 to the 2003 Registration Statement (together, the “Post-Effective Amendments”) are hereby filed to cover the issuance of the Prior Plan’s Shares pursuant to the 2022 Plan. These Post-Effective Amendments also incorporate by reference as an exhibit hereto a copy of the 2022 Plan and file a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2003 Plan and the 2014 Plan. These Post-Effective Amendments amend and supplement the items listed below. All other items of each of the 2003 Registration Statement and the 2014 Registration Statement are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with these Post-Effective Amendments.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with these Post-Effective Amendments.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 25, 2021, filed with the Commission on October 29, 2021 (Commission File No. 001-36743) (the “2021 Form 10-K”);

(b)

All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)

The description of the Company’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on October 30, 1981, as updated by Exhibit 4.1 of the 2021 Form 10-K, and any other amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 317 of the California Corporations Code (the “California Code”), authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code or (vii) under Section 316 of the California Code.

Section 204 further provides that a corporation’s articles of incorporation may not eliminate or limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Registrant’s Restated Articles of Incorporation provide for the elimination of liability for monetary damages for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits set forth in Section 204 of the California Code with respect to actions for breach of duty to the Registrant and its shareholders.

The Registrant’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Registrant, (b) who is or was serving at the request of the Registrant as a director or officer of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation. The Registrant’s Amended and Restated Bylaws also contain provisions authorizing it, to the extent and in the manner permitted by the California Code, to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, an “employee” or “agent” (other than a director or officer), includes any person who (a) is or was an employee or agent of the Registrant, (b) is or was serving at the Registrant’s request as an employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

The Registrant’s Amended and Restated Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted pursuant to its Amended and Restated Bylaws, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Amended and Restated Bylaws. The indemnification provided for in the Registrant’s Amended and Restated Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Registrant but not involving a breach of duty to the Registrant and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled to under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Restated Articles of Incorporation, the Amended and Restated Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Incorporated by Reference

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date/ Period End Date

5.1*	Opinion of counsel as to legality of securities being registered.

23.1*	Consent of counsel (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on signature page hereto).

99.1	2014 Employee Stock Plan, as amended and restated as of October 1, 2017.	10-K	10.8	09/30/2017

99.2	2022 Employee Stock Plan.	8-K	10.1	03/04/2022

*	Filed herewith.

Item 9.	Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on April 28, 2022.

Apple Inc.

By:	/s/ Luca Maestri
Luca Maestri
Senior Vice President, Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Katherine Adams and Luca Maestri, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to these Post-Effective Amendments to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statement have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Timothy D. Cook TIMOTHY D. COOK	Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2022

/s/ Luca Maestri LUCA MAESTRI	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 28, 2022

/s/ Chris Kondo CHRIS KONDO	Senior Director of Corporate Accounting (Principal Accounting Officer)	April 28, 2022

/s/ James A. Bell JAMES A. BELL	Director	April 28, 2022

/s/ Al Gore AL GORE	Director	April 28, 2022

/s/ Alex Gorsky ALEX GORSKY	Director	April 28, 2022

/s/ Andrea Jung ANDREA JUNG	Director	April 28, 2022

/s/ Arthur D. Levinson ARTHUR D. LEVINSON	Director and Chair of the Board	April 28, 2022

/s/ Monica Lozano MONICA LOZANO	Director	April 28, 2022

/s/ Ronald D. Sugar RONALD D. SUGAR	Director	April 28, 2022

/s/ Susan L. Wagner SUSAN L. WAGNER	Director	April 28, 2022